EXHIBIT 10.29

AMENDMENT NO. 3
SANMINA-SCI CORPORATION
DEFERRED COMPENSATION PLAN
EFFECTIVE JANUARY 1, 2003
WHEREAS, the Sanmina-SCI Corporation Deferred Compensation Plan (the “Plan”) was established January 1, 2003; and
WHEREAS, while the Plan was restated effective January 1, 2009, the provisions of the Plan as of October 3, 2004 (the “2003 Plan Document”) continue to apply to benefits accrued prior to 2005; and
WHEREAS, the Board of Directors of Sanmina-SCI Corporation (the “Board”), in a charter approved by the Compensation Committee of the Board (the “Compensation Committee”) has delegated authority to amend the Plan to the 401(k) Plan Advisory Committee (the “Committee”); and
WHEREAS, Section 9.1 of the 2003 Plan Document permits the administrative committee to amend the Plan with material changes ratified and approved by the Compensation Committee; and
WHEREAS, the Committee wishes to amend the Plan to not recognize or give effect to any domestic relations order.
NOW, THEREFORE, Section 10.4 of the Plan is hereby amended and restated in its entirety effective January 1, 2015 as follows:
Nonalienability. Except as required under applicable federal, state, or local laws concerning the withholding of tax, rights to benefits payable under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such supplemental benefit, whether currently or thereafter payable, shall be void. Notwithstanding any provision of the Plan to the contrary, the Plan shall not recognize or give effect to any domestic relations order attempting to alienate, transfer or assign any Participant benefits.
The foregoing amendment is adopted and effective as of the date first set forth above.
SANMINA-SCI CORPORATION
/s/ Brian P. Casey
By Brian P. Casey
Its SVP and Treasurer

4816-7598-0814.1